Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cathay General Bancorp:

We consent to the incorporation by reference in the registration statement (No. 33-33767) on Form S-3 and the registration statements (Nos. 333-87225, 333-110008, and 333-110009) on Form S-8 of Cathay General Bancorp and subsidiaries (the “Company”) of our reports dated March 28, 2005, with respect to the consolidated balance sheets of the Company as of December 31, 2004 and 2003, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Cathay General Bancorp.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002.

/s/    KPMG LLP

Los Angeles, California

March 28, 2005